Exhibit 12

                        UNITED STATES CELLULAR CORPORATION
                        RATIO OF EARNINGS TO FIXED CHARGES




                                                         Three Months
                                                             Ended
                                                        March 31, 1995
                                                     --------------------
                                                    (Dollars in thousands)
   EARNINGS
     Income from Continuing Operations before
       income taxes                                    $     26,795
      Add (Deduct):
        Minority Share of Cellular Losses                       (56)
        Earnings on Equity Method                            (9,717)
        Distributions from Minority Subsidiaries              1,790
        Amortization of Capitalized Interest                      1
        Minority interest in income of majority-owned
          subsidiaries that have fixed charges                  510
                                                     --------------
                                                             19,323

      Add fixed charges:
        Consolidated interest expense                         7,705
        Interest Portion (1/3) of Consolidated
          Rent Expense                                          533
                                                     --------------
                                                       $     27,561
                                                     ==============

   FIXED CHARGES
      Consolidated interest expense                    $      7,705
      Interest Portion (1/3) of Consolidated
        Rent Expense                                            533
                                                     --------------
                                                       $      8,238
                                                     ==============

   RATIO OF EARNINGS TO FIXED CHARGES                           3.35
                                                      ==============

     Tax-Effected Preferred Dividends                  $         ---
     Fixed Charges                                             8,238
                                                      --------------
      Fixed Charges and Preferred Dividends            $       8,238
                                                      ==============

   RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                    3.35
                                                      ==============